UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

The Parent Company

(Exact name of registrant as specified in its charter)

Colorado	001-32577	65-0797093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 17th Street, Suite 1300

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 228-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Parent Company (the “Company”) today reported that based on preliminary financial data, the Company expects revenue for its first fiscal quarter ending on May 3, 2008 to be in the approximate range of $9.8 to $10.0 million, compared to revenue of $7.3 million in the prior year’s first quarter. The Company expects to report a net loss in the approximate range of $6.1 to $6.3 million, compared to a loss of $6.7 million in the first quarter of fiscal 2007. The Company’s estimates are subject to revisions based on accounting adjustments.

The Company stated that it has new initiatives in place with strategic retail partners and it is comfortable with the average revenue estimate of $147.6 million, and the average EBITDA estimate of $1.0 million on First Call for the full fiscal year 2008, which ends on January 31, 2009.

The Company plans to release the results of the first quarter of fiscal 2008 and file its Quarterly Report on Form 10-Q on or about June 13, 2008.

Special Note Regarding Forward-Looking Statements

This filing contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Parent Company

May 6, 2008	By:	/s/ Barry Hollingsworth
		Name:	Barry Hollingsworth
		Title:	Chief Financial Officer